Exhibit 3.2 Articles of Amendment



                           Access National Corporation

                              ARTICLES OF AMENDMENT



Access National Corporation, pursuant to Title 13.1, Chapter 9, Article 11 of the Code of Virginia, hereby executes the following Articles of Amendment:

The Board of Directors, at a meeting held on November 29, 2005, unanimously approved to increase the authorized common shares from 30,000,000 to 60,000,000.

The amendment was adopted by the Board of Directors as a result of a 2 for 1 stock split to shareholders of record on December 12, 2005. Shareholder approval of the amendment is not required.

I affirm that the above amendment was adopted by the Board of Directors on November 29, 2005.




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Michael W. Clarke                                    Date
President, CEO
Access National Corporation


                                                     Certified By:


                                                     ---------------------------
                                                     Sheila M. Linton
                                                     Secretary
                                                     Access National Corporation